Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
VENTAS, INC.
A DELAWARE CORPORATION
Ventas, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:
FIRST: That, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Corporation (the “Board”) duly adopted resolutions setting forth a proposed amendment (this “Amendment”) to the Amended and Restated Certificate of Incorporation of the Corporation, as previously amended, declaring this Amendment advisable and calling a special meeting of the stockholders of the Corporation for consideration of, among other things, this Amendment. The resolution setting forth the proposed amendment is as follows:
RESOLVED, that the Amended and Restated Certificate of Incorporation, as amended, of the Corporation shall be further amended by deleting the first paragraph of Article IV thereof in its entirety and by substituting in lieu thereof the following:
“The total number of shares of stock that the Corporation shall have authority to issue is 610,000,000 shares, of which 600,000,000 shall be shares of common stock, having a par value of twenty-five cents per share (the “Common Shares”), and 10,000,000 shall be shares of preferred stock, having a par value of one dollar per share (the “Preferred Shares”). The designations, voting powers and relative rights and preferences of the two classes of shares of stock shall be as set forth below.”
SECOND: That thereafter, pursuant to resolution of the Board, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by the DGCL were voted in favor of this Amendment.
THIRD: That this Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by a duly authorized officer this 1st day of July, 2011.

By:	/s/ T. Richard Riney
	Name:	T. Richard Riney
	Title:	Executive Vice President, Chief Administrative Officer and General Counsel

[Amendment to Ventas’s Charter]